Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL CLAIMS RELEASE

This SEPARATION AGREEMENT AND GENERAL CLAIMS RELEASE (the “Agreement”) by and between Dr. Raphael J. Mannino (the “Employee”) and BioDelivery Sciences International, Inc., a Delaware corporation (the “Company”) is executed as of October 21, 2009 and is effective as of Employee’s effective termination date according to the Notice of Termination, dated September 1, 2009, delivered by the Company to Employee (such termination date, the “Termination Date”).

WHEREAS, Employee and the Company are parties to that certain Employment Agreement, dated February 22, 2007 (the “Employment Agreement”);

WHEREAS, Employee’s employment with the Company ended on the Termination Date and Employee and the Company now desire to fully and finally settle and resolve all matters arising, directly or indirectly, out of Employee’s employment or the conclusion thereof according to the terms of this Agreement; and

WHEREAS, this Agreement provides Employee with valuable consideration to which Employee is not otherwise entitled and as a partial inducement to the Company to grant such consideration, Employee and the Company have agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements made by Employee and the Company and for other good and valuable consideration, the receipt and sufficiency of which hereby expressly are acknowledged by Employee and the Company, it is agreed that:

1. As of the Termination Date, Employee’s employment with the Company was validly terminated by the Company pursuant to the terms of the Employment Agreement.

2. The Company shall provide the following payments and benefits to Employee in conjunction with his separation from employment (collectively the “Separation Payment”):

(a) In consideration of the execution of this Agreement by Employee, the Company will pay severance in cash to Employee in an amount equal to TWO HUNDRED EIGHTY NINE THOUSAND NINE HUNDRED AND FOUR DOLLARS AND NO CENTS ($289,904.00) (“Severance Payment”), paid as a single one-time cash payment subject to required withholding to be paid in accordance with provisions set forth in Section 6. Employee acknowledges and agrees that the Severance Payment represents the entirety of all cash severance payments amount owed to Employee under Employee’s Employment Agreement or otherwise;

(b) Employee will continue to receive coverage under BioDelivery Sciences International, Inc. medical, dental and FSA plans at his current elections and premium rates through November 30, 2009. After December 1, 2009, Employee will be eligible to elect continued health care coverage under the Company’s group medical and dental insurance plan pursuant to COBRA, notice of which will be provided under separate cover. All other benefits not expressly mentioned herein, including, but not limited to, disability and life insurance benefits, will end on the date of termination; provided, however, the Company agrees to provide the necessary documentation under separate cover for Employee to assume the Company-maintained life insurance policy currently in effect on his life;

(c) Employee will receive any accrued, but unused vacation benefits as of September 30, 2009 which are agreed to be five (5) days (less applicable federal, state and other withholdings);

(d) Employee will receive payment for all approved and outstanding expense reports owed in connection with appropriate business expenses through the Termination Date, it being agreed that such amount is $469.76 as reflected on Employee’s September 30, 2009 expense report; and

(e) Any vested 401(k) benefits in accordance with the terms and conditions of those plans (please note that 401(k) deferrals and matching contributions will end in accordance with the terms and conditions of those plans).

3. The Employee agrees that he has heretofore returned, and the Company acknowledges that Employee has returned, all property of the Company wherever located, including, without limitation, the Company’s files, data, documents, materials, customer information, and all other correspondence, notes and other documents pertaining to the Company’s products, customers and business. The Company agrees that Employee may keep the Company’s cell phone and laptop computer that Employee utilized during the term of his employment with the Company. Employee and the Company each acknowledge that Employee has transferred the cell phone account to his name and has assumed payment responsibility for same as of September 29, 2009.

4. Employee understands and agrees that his receipt of the Separation Payment is expressly conditioned upon Employee’s compliance with the terms of this Agreement, and that any breach of this Agreement by Employee shall result, in addition to any other remedies available to the Company, in a forfeiture of all paid and unpaid amounts of the Separation Payment.

5. (a) In consideration of the payments and benefits to be received by Employee hereunder, and as a material inducement for both parties entering into this Agreement, Employee, for himself, his heirs, executors, administrators, trustees, legal representatives, successors and assigns (hereinafter collectively referred to for purposes of this Section 5 as “Employee”) hereby releases and forever discharges the Company, its past, present and future stockholders, agents, advisors, directors, officers, employees, affiliates, predecessors, successors, attorneys, contract parties, lessors, lessees, licensors and licensees (collectively referred to as “Releasees”) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, rights, demands, losses, debts, expenses, and attorney fees and costs of any nature whatsoever, known or unknown, with regard to any transaction or event occurring in connection with Employee’s employment or prior service as a director or other association with the Company or its predecessors and the termination of that employment or association prior to the date of this Agreement. Employee agrees and understands that this release includes any causes of action or claims of any kind or nature arising under the Employment Agreement, Employees association with the Company or otherwise, from the beginning of the world through the date of this Agreement, including, without limitation claims or actions arising under: (i) the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq.; (ii) Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq.; (iii) the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.; (iv) the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; (v) the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq.; (vi) the Equal Pay Act of 1963, 29 U.S.C. § 206(d); (vii) Section 806 of the Corporate and Criminal Fraud Accountability Act of 2002, 18 U.S.C. § 1681 et seq.; (viii) the Fair Credit Reporting Act, 15 U.S.C. §1681 et seq.; (ix) any other federal, state or local statutory laws including, but not limited to, the New Jersey Law Against Discrimination, the Conscientious Employee Protection Act, the New Jersey Wage Payment Law, the New Jersey Family Leave Act, all as amended; (x) the common law of the State of New Jersey; (xi) any claim under any local ordinance, including, but not limited to, any ordinance addressing fair employment practices; (xii) any common law claims, including but not limited to actions in tort, defamation and breach of contract; (xiii) any claim or damage arising out of Employee’s employment or association with or separation from the Company under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; and (xiv) any and all claims for counsel fees and costs.

(b) It is expressly agreed and understood that the release contained herein is a GENERAL RELEASE in favor of all past, present and future Releasees; provided, however, that the release does not apply to any claims for enforcement of the terms of this Agreement by Employee nor to any claims or rights that cannot be waived by law, including but not limited to Employee Retirement Income Security Act of 1974, as amended.

(c) Employee further agrees that he will not file, commence, prosecute or participate in any charge, claim or lawsuit against the Company or any of the Releasees based on or arising from the matters released herein; provided, however, that the Company agrees not to object to any claim for unemployment benefits that Employee may file.

(d) Employee also agrees to indemnify and hold the Company harmless from any claims and expenses the Company may incur as a result of any failure by Employee to pay any taxes which may be due as a result of the payments by the Company herein; provided, however, that the Company agrees to indemnify and hold the Employee harmless from any, taxes, penalties, claims and expenses the Employee may incur as a result of a determination by the Internal Revenue Service that this Agreement and the payment structure contemplated hereby does not comply with the requirements of Internal Revenue Code Section 409A, or any successor statute, regulation and guidance promulgated by the Internal Revenue Service thereto.

(d) In waiving and releasing any and all waivable claims whether or not now known, Employee understands that this means that, if he later discovers facts different from or in addition to those facts currently known by him, or believed by him to be true, the waivers and releases of this Agreement will remain effective in all respects, despite such different or additional facts and his later discovery of such facts, even if he would not have agreed to this Agreement if he had prior knowledge of such facts.

6. The Company hereby advises Employee to consult with an attorney prior to executing this Agreement. If Employee elects to return this Agreement, Employee must execute and return it to the Company on or before October 21, 2009. The Separation Payment will be made in accordance with Section 2(a) hereof via the Company’s regular payroll on the first unprocessed payday after the Employee returns an executed version of this Agreement to the Company subsequent to the Effective Date. Employee is entitled to revoke this Agreement if done in writing at anytime during the seven (7) days following his execution of it by hand delivery or faxing notice of revocation to the Company, attention: Michelle Brown at (813) 321-7273. Upon expiration of the aforementioned 7-day period and provided that the Company has not provided a notice of revocation, this Agreement shall become effective (such date to be referred to herein as the “Effective Date”).

7. Service of all notice under this Agreement shall be sufficient if made by registered or certified mail, hand delivery or by fax to the other party. Service on Employee shall be made to the most recent address contained in the Company’s personnel files. Service to the Company shall be made to the following:

For the Company:	Michelle Brown
BioDelivery Sciences International, Inc.
324 South Hyde Park Avenue, Suite 350
Tampa, Florida 33606
Fax Number: (813) 321-7273

8. Employee agrees that the only consideration for signing this Agreement are the terms stated herein and that no other promises or assurances of any kind have been made to him by the Company, its attorneys or any other person as inducement to sign this Agreement. Therefore, this Agreement and that certain Confidentiality and Intellectual Property Agreement entered into by Employee at concurrently with the Employment Agreement (the “Confidentiality Agreement”) constitute the entire understanding of the parties hereto, and no representation, promise or inducement not included herein shall be binding upon the parties, except for any issued and outstanding stock option agreements between the Company and Employee. Employee acknowledges and agrees that the Confidentiality Agreement remains in full force and effect and that Employee remains bound by the Confidentiality Agreement in accordance with its terms.

9. Employee agrees that he will not disclose matters relating to the contents of this Agreement, including the amount of monetary payments and other benefits, to anyone other than Employee’s spouse, attorneys, and accountants or financial advisors for professional counseling. Employee also agrees that he will take every precaution to ensure that Employee’s spouse, attorneys, accountants or financial advisors maintain the confidentiality of this Agreement. The Company agrees not to disclose matters as described hereinabove, except as required for filings with governmental or self-regulatory authorities.

10. Employee and the Company agree that neither this Agreement nor any of its terms shall be used or construed as any admission of wrongdoing by either party, and no past or present wrongdoing on the part of either party shall be implied by the payments specified herein. This Agreement may not be offered or received as evidence in any action or proceeding as an admission or concession of liability or wrongdoing on the part of any party.

11. Employee understands and agrees that the Company’s obligation to perform under this Agreement is conditioned upon Employee’s performance of all agreements, releases, and covenants to the Company as set forth herein. Employee acknowledges and recognizes that his violation of this Agreement and its releases or covenants will cause the Company irreparable damage and the Company will have no adequate remedy at law for such violation. Accordingly, Employee agrees that the Company shall be entitled as a matter of right to an injunction out of any court of competent jurisdiction, restraining any further violation of any such agreement or covenant. Such right to injunctive relief shall be cumulative and in addition to any other remedies the Company may have at law, including the right of the Company to recover from Employee the entire amount paid by the Company to Employee hereunder. Nothing in this Agreement shall be construed to abridge or limit in any way Employee’s ability to enjoy the benefits of this Agreement, nor shall any terms in this Agreement be construed to limit any resource, right or remedy at law or in equity which Employee may have for the breach thereof. Further, Employee hereby agrees to indemnify and hold the Company and each of the Releasees harmless from and against any and all loss, damage or expenses, including without limitation attorney’s fees and costs incurred by the Company, or any Releasee, arising out of any breach of this Agreement and his related, agreements, acknowledgments, releases and covenants.

12. Except as required by law, neither Employee nor the Company will not do or say anything that a reasonable person would expect at the time would have the effect of diminishing, constraining or disparaging the goodwill and good reputation of the Company and its officers, directors, employees and business or the Employee, as the case may be.

13. Employee agrees that at the reasonable request of the Company, to cooperate with the Company in connection with any investigation or legal action against the Company or any of its affiliates; provided that the Company shall promptly reimburse Employee for any reasonable out of pocket expenses that Employee shall incur in the course of such cooperation. In the event the Company reasonably requests Employee’s cooperation before the U.S. Patent and Trademark Office or any other governmental authority or agency, the Company shall pay Employee for his time at the rate of $500 per hour in addition to reimbursement for his reasonable out of pocket expenses incurred in connection therewith.

14. This Agreement shall inure to and be binding upon the parties hereto, the respective heirs, legal representatives, successors, and assigns.

15. This Agreement is made and entered into in accordance with the laws of the State of Delaware and shall in all respects be construed, enforced, and governed in accordance with the laws of that state, except with regard to conflict of laws provisions of such state.

16. In the event that one or more of the provisions, or portions thereof, of this Agreement is determined to be illegal or unenforceable, the remainder of this release shall not be affected thereby, and each remaining provision or portion thereof shall continue to be valid and effective and shall be enforceable to the fullest extent permitted by law.

17. Employee hereby acknowledges that he has carefully read the foregoing Agreement, that the terms are fully understood, and that he voluntarily accepts these terms and signs the same as his own free act.

18. Employee acknowledges and warrants that:

(a) he has received this Agreement on or before the 2nd day of September 2009.

(b) he has read the terms of this Agreement and that he understands its terms and effects, including the fact that he has agreed to release and forever discharge the Company or any Release from any legal action arising out of his employment relationship or other association with the Company, the terms and conditions of that employment relationship or association, and the termination of that employment relationship or association;

(c) he has signed this Agreement voluntarily and knowingly in exchange for the consideration described and referenced herein, which he acknowledges as adequate and satisfactory to him;

(d) he has been informed that he has the right to consider this Agreement for a period of twenty-one (21) days from receipt prior to entering into this Agreement and he has signed on the date indicated below after concluding that this Agreement is satisfactory;

(e) he has been informed that he has the right to revoke this Agreement for a period of seven (7) days following his execution of this Agreement by giving written notice to the Company as provided for in Section 6 hereof and this Agreement shall not be effective or enforceable until Employee’s right to revoke this Agreement has lapsed;

(f) he has been and is hereby advised in writing by Company to consult with an attorney prior to signing this Agreement and he has consulted with his attorney and fully discussed and reviewed the terms of this Agreement with his attorney; and

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(g) neither the Company, nor any of its agents, representatives or attorneys have made any representations to Employee concerning the terms or effects of this Agreement other than those contained and referenced herein.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed this Agreement freely and with full authority duly given, on this 21st day of October, 2009.

/s/ Raphael J. Mannino
Raphael J. Mannino

BIODELIVERY SCIENCES INTERNATIONAL, INC.

By:	/s/ Mark A. Sirgo
	Name:	Mark A. Sirgo
	Title:	President and CEO